Exhibit 99.2

Aspire Biopharma Holdings, Inc. Announces the Execution of Securities Purchase Agreement

NEW YORK CITY, NY / ACCESS Newswire / February 20, 2025 / Aspire Biopharma, Inc. (“Aspire” or the “Company”), a developer of a multi-faceted patent-protected disruptive drug delivery mechanism technology (Nasdaq:ASBP)(Nasdaq:ASBPW), today announced that it entered into a definitive Securities Purchase Agreement (the “Agreement”) on February 19, 2025, pursuant to which the Company issued to the Buyers a senior secured convertible debenture (the “Debenture”). The Debenture is only convertible in the event of a default or at the Company’s discretion. The closing of the transaction is expected to occur on February 20, 2025 (the “Closing Date”). The transaction will result in gross proceeds to the Company of $3.0 million. Proceeds from the transaction will support the Company’s general working capital and operating expenses.

Kraig Higginson, Chief Executive Officer of Aspire, commented, “This senior secured convertible debenture was structured to avoid any inclusion of warrants or resets often associated with DESPAC transactions. In addition, the investors in the debenture transaction, have agreed to a volume restriction prohibiting each of them from selling more than 15% of the daily volume. We are pleased to have concluded this transaction which strengthens the Company’s capital structure and improves its near- term liquidity position, enhancing our ability to continue the development of innovative and improved formulations of approved FDA drugs and nutraceuticals while maximizing long term shareholder value.”

Dawson James Securities, Inc. and RBW Capital Partners LLC, a division of Dawson James Securities, Inc. (the “Placement Agent”) are acting as exclusive placement agents for the offering.

ArentFox Schiff LLP acted as legal counsel to the Placement Agent and Sichenzia Ross Ference Carmel LLP is acted as legal counsel to the Company.

About Aspire Biopharma, Inc.

Headquartered in Humacao, Puerto Rico, Aspire Biopharma has developed a disruptive technology through a Novel Soluble Formulation which addresses emergencies, drug efficacy, dosage management, and response time. For more information, please visit www.aspirebiolabs.com.

Safe Harbor Statement

Certain statements made in this communication are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of words such as “estimate,” “projects,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “future,” “propose,” “potential,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Information concerning factors that could cause Aspire’s actual results to differ materially from those contained in these forward-looking statements can be found in the Company’s Annual Report on Form 10-K, subsequent quarterly reports on Form 10-Q and initial public offering prospectus. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Aspire Biopharma, Inc. Contact

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com